PREFERRED NETWORKS, INC.
                                                                      EXHIBIT 21

SUBSIDIARIES

PNI Systems, LLC

PNI Spectrum, LLC

EPS Wireless, Inc.

Preferred Technical Services, Inc.

PNI Georgia, Inc.

ECC Acquisition Corporation

Mercury Paging & Communications, Inc.

HTB Communications Inc.

M.P.C. Distributors Inc.

Custom Page, Inc.



                                       52